Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ANI Pharmaceuticals, Inc. on Form S-8 to be filed on or about November 3, 2016 of our reports dated February 23, 2016, on our audits of the consolidated financial statements of ANI Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2015, which reports were included in the Annual Report on Form 10-K filed February 23, 2016.

/s/ EisnerAmper LLP

New York, New York

November 3, 2016